AMENDMENT NO. 2 TO MANAGEMENT AGREEMENT
THIS AMENDMENT NO. 2, dated as of October 10, 2014 (this “Amendment”), to the Management Agreement (as defined below), is entered into by TAL Advantage III LLC, a Delaware limited liability company (the “Owner” or the “Issuer”), and TAL International Container Corporation, a Delaware corporation (the “Manager”).
WITNESSETH:
WHEREAS, the Owner and the Manager have previously entered into the Management Agreement, dated as of October 23, 2009 (as amended, supplemented and otherwise modified from time to time, the “Management Agreement”); and
WHEREAS, the parties hereto desire to amend the Management Agreement as set forth herein;
NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
SECTION 1.    Defined Terms. Unless otherwise amended by the terms of this Amendment, capitalized terms used in this Amendment shall have the meanings assigned in (or by reference in) the Management Agreement.
SECTION 2.    Amendment to Agreement. On the Effective Date (as defined in Section 4(b) of this Amendment), the Management Agreement is hereby amended as follows:
(a)Section 9.1.11 of the Management Agreement is amended to read as follows:

“9.1.11    As of the last day of any fiscal quarter, the Consolidated Tangible Net Worth of TAL International Group is less than Three Hundred Million Dollars ($300,000,000).”
(b)    The Management Agreement is amended to include the following as new Section 8.1.13:
“8.1.13    With respect to the Manager, its Subsidiaries, their respective directors and officers, and, to its best knowledge, its agents and employees, its Affiliates and its Affiliates’ respective directors, officers, agents and employees:
(a)    None of the foregoing has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Manager and its Affiliates have instituted and maintain policies and procedures designed to prevent any such violation.
(b)    None of the foregoing is a Person that is, or is owned or controlled by one or more Persons any of which is, a Sanctioned Person or located, organized or resident in a Sanctioned Country.”
(c)    The Management Agreement is amended to include the following as new Section 8.1.14:

"CRR Compliance

(a)        The Manager, as the originator for purposes of the CRR, represents that the Retained Interest takes the form of a first loss position in accordance with the text of paragraph (1) sub (d) of Article 405 of the CRR as represented by the Manager’s ownership of 100% of the outstanding membership interests of the Owner and the associated indirect rights to residual cash flow under Sections 302(c)(I)(20), 302(c)(II)(18) and 806(17) of the Indenture.

(b)        The Manager, in its capacity as the originator for purposes of the CRR, undertakes, for the benefit of each Noteholder that is required to comply with the requirements of Articles 404-410 of the CRR, together with any applicable guidelines, technical standards or related documents published by the European Banking Authority (or any predecessor or successor agency or authority) or the European Commission, that it shall:

(i)hold and maintain, or cause another entity within the same consolidated group as the Manager for purposes of the CRR to hold and maintain, the Retained Interest on an ongoing basis for so long as the Notes are outstanding;

(ii)not sell or subject the Retained Interest to any credit risk mitigation or any short positions or any other hedge in a manner which would be contrary to the CRR;

(iii)confirm in each Manager Report that it continues to comply with subsections (i) and (ii) above;

(iv)promptly notify such Noteholder in the event that it has breached subsection (i) or (ii) above;

(v)promptly notify such Noteholder of any change to the form of retention of the Retained Interest;

(vi)provide confirmation to such Noteholder of its continued compliance with this Section promptly following a request by such Noteholder delivered as a result of a material change in (i) the performance of the Notes, (ii) the risk characteristics of the Notes or (iii) the Managed Containers; and

(vii)provide all information which such Noteholder would reasonably require in order for such Noteholder to comply with its obligations under the CRR."

(d)    The Management Agreement is amended to include the following as new Section 8.3.9:
“8.3.9    The Manager shall maintain policies and procedures designed to prevent violation by the Manager, the Owner or any of its other Subsidiaries of any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction.”
SECTION 3.    Representations and Warranties. The Owner hereby confirms that each of the representations and warranties set forth in Section 8.2 of the Management Agreement is true and correct as of the date first written above with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relates to earlier dates.
SECTION 4.    Effectiveness.

(a)    Except as expressly amended by the terms of this Amendment, all terms and conditions of the Management Agreement, as amended, shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto.
(b)    This Amendment and the agreements set forth herein shall be effective on the date (the “Effective Date”) on which this Amendment has been (i) executed and delivered by both of the Owner and Manager and (ii) approved in writing by the Requisite Global Majority pursuant to the Series 2009-1 Note Purchase Agreement. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns
(c)    After the execution and delivery hereof by the parties hereto, (i) this Amendment shall be a part of the Management Agreement, and (ii) each reference in the Management Agreement to “this Agreement” and “hereof”, “hereunder” or words of like import, and each reference in any other document to the Management Agreement shall mean and be a reference to the Management Agreement as amended or modified hereby.
(d)    Each party hereto agrees and acknowledges that this Amendment constitutes a “Transaction Document” under the Management Agreement.
SECTION 5.    Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts (which may include facsimile or PDF file), each of which shall be executed by the Owner and the Manager, and be deemed an original and all of which shall constitute together but one and the same agreement.
SECTION 6.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW).
SECTION 7.    Consent to Jurisdiction. The parties hereto hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in New York County, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Amendment, any rights or obligations hereunder, or the performance of such rights and obligations.
SECTION 8.    Entire Agreement. This Amendment constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or managers thereunto duly authorized, as of the date first above written.

TAL ADVANTAGE III LLC, as Owner By TAL International Container Corporation, its manager
By:______________________________________ Name: Title:

TAL INTERNATIONAL CONTAINER CORPORATION, as Manager
By:______________________________________ Name: Title: